CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTS



U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Alphatrade.com, a Nevada corporation, (the Registrant), SEC File No. 0-25631, to be filed on or about December 6, 2001, covering the registration and issuance of common stock pursuant to the Companys 2001 stock option plan.

Ladies and Gentlemen:

     We hereby consent to the use of our report prepared for Alphatrade.com for the year ended December 31, 2000, dated April 6, 2000, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

Yours very sincerely,


HJ & Associates, LLC